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                                                                    EXHIBIT 3.1Z


                              ARTICLES OF AMENDMENT
                                       of
                            ARTICLES OF INCORPORATION
                                       of
                      F-M ENGINEERING COMPANY, INCORPORATED

        We, WAYNE GUSTAFSON and ROBERT J. JOHNSON, the President and Secretary, respectively, of F-M ENGINEERING COMPANY, INCORPORATED, a Minnesota corporation, do hereby certify that on August 10, 1959 the following resolution was duly adopted by the written authorization of the holder of all of the issued and outstanding shares of said corporation, said resolution being as follows:

        RESOLVED that Articles of Incorporation of this corporation be, and the same hereby are, amended as follows:

        1. By amending Article V in its entirety to read as follows:

                                    ARTICLE V

                The total authorized number of shares of this corporation shall be Ten Thousand (10,000) shares, all of one class and without par value.

        2.  By amending Article VI in its entirety to read as follows:

                                   ARTICIE VI

                The Board of Directors of this corporation shall have authority to accept or reject subscriptions for shares made after incorporation, may grant rights to convert any securities of this corporation into shares of any class or classes, or grant options to purchase or subscribe for shares of any class or classes, and to authorize the issuance of such conversion rights or options.

        3. By adding a new Article IX which will read as follows:

                                   ARTICLE IX

                The Board of Directors shall have authority to make and alter the By-Laws of this corporation, subject to the power of the shareholders to change or repeal such By-Laws.

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        FURTHER RESOLVED, That upon the foregoing amendments to the Articles of
Incorporation of this corporation becoming effective, each of the 100 heretofore issued and outstanding shares of Common Voting Stock, without par value, shall thereupon be and become without further action, 30 shares without par value of this corporation. Such change shall be effected as follows: each certificate representing a share or shares of Common Voting Stock heretofore issued and outstanding immediately prior to the taking effect of said amendments to the Articles of Incorporation shall thereafter, and until exchanged for a new certificate or certificates, represent 30 times the same number, of the shares without par value of this corporation authorized by said amendments to the Articles of Incorporation. Upon presentation or surrender of any such certificate for transfer or for exchange for a new certificate or certificates, the corporation shall issue a new certificate or certificates representing 30 times the same number, of the shares of this corporation without par value.

        IN WITNESS WHEREOF, We have hereunto set our hands and the seal of F-M Engineering Company, Incorporated, this 11th day of August, 1959.

                                                /s/ Wayne Gustafson
                                                --------------------------------
                                                President

                                                /s/ Robert J. Johnson
                                                --------------------------------
                                                Secretary

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